Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2020 RESULTS

Wilmington, NC, April 22, 2020 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported a first quarter 2020 net loss of $7.6 million, or $(0.19) per diluted share, compared to net earnings of $2.4 million, or $0.06 per diluted share, for the first quarter of 2019.  The first quarter of 2020 was largely impacted by risks and uncertainties related to the developing COVID-19 pandemic.

“The first quarter of 2020 will always be remembered as an unprecedented time in world history.  Despite the challenges thrust upon us all, Live Oak’s people have worked tirelessly throughout this period to connect with each of its customers to understand their situation and offer payment relief.  We have been on a relentless pursuit to interpret and implement new loan programs and subsequently deploy millions in funds to small businesses in need across the country.  We take our role in empowering small business owners seriously and consider it a privilege to help those in need during these trying times,” said James S. Mahan, III, Chief Executive Officer of Live Oak. “In spite of significant reserves and negative valuation adjustments related to credit risks around the fallout from COVID-19, total assets grew by $461.3 million in the first quarter while our funding model continued to support prudent balance sheet growth and our financial service technology continues to evolve in ways to provide a cutting edge customer experience to American small business owners.”

First Quarter 2020 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	1Q 2020	1Q 2019	Dollars	Percent	4Q 2019
Net interest income and servicing revenues	$46,583	$38,015	$8,568	23%	$44,741
Net (loss) income	(7,602)	2,372	(9,974)	(420)	6,832
Diluted (loss) earnings per share	(0.19)	0.06	(0.25)	(417)	0.17
Non-GAAP net (loss) income (1)	(7,602)	2,101	(9,703)	(462)	6,832
Non-GAAP diluted (loss) earnings per share (1)	(0.19)	0.05	(0.24)	(480)	0.17
Loan and lease production:
Loans and leases originated	$500,634	$390,851	$109,783	28%	$523,688
% Fully funded	57.6%	55.6%	n/a	n/a	49.0%
Total loans and leases	$3,813,541	$2,757,044	$1,056,497	38%	$3,593,733
Total assets	5,276,316	4,058,047	1,218,269	30	4,814,970
Total deposits	4,642,148	3,528,405	1,113,743	32	4,229,122

(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At March 31, 2020, the total loan and lease portfolio increased to $3.81 billion, 38.3% above its level a year ago and 6.1% above its level at December 31, 2019.  Compared to the fourth quarter of 2019, loans and leases held for investment increased $190.2 million, or 7.2%, to $2.82 billion while loans held for sale increased $29.6 million, or 3.1%, to $996.1 million. Loan and lease originations totaled $500.6 million during the first quarter of 2020, a decrease of $23.1 million, or 4.4%, from the fourth quarter of 2019.  This decrease in loan originations was largely attributable to businesses being interrupted by the COVID-19 pandemic beginning in March.  The total loan and lease portfolio at March 31, 2020, and December 31, 2019, of $3.81 billion and $3.59 billion, respectively, was comprised of approximately 54.8% and 54.1% of unguaranteed loans and leases, respectively.

Average loans and leases were $3.77 billion during the first quarter of 2020 compared to $3.48 billion during the fourth quarter of 2019.

Deposits

Total deposits increased by $413.0 million to $4.64 billion at March 31, 2020 from $4.23 billion at December 31, 2019, in support of the growing loan and lease portfolio and defensive strategies to build liquidity. Average total interest-bearing deposits for the first quarter of 2020 increased $286.8 million, or 7.0%, to $4.36 billion, compared to $4.08 billion for the fourth quarter of 2019. The ratio of average total loans and leases to average interest-bearing deposits was 86.3% for the first quarter of 2020, compared to 85.4% for the fourth quarter of 2019.

Net Interest Income

Net interest income for the first quarter of 2020 rose to $40.2 million compared to $30.6 million for the first quarter of 2019 and $38.0 million for the fourth quarter of 2019. The increase from the prior year was driven by the significant growth in the total loan and lease portfolios combined with higher investment security holdings reflecting the Company's ongoing initiative to grow recurring revenue sources and strengthen its liquidity profile.  The increase from the fourth quarter of 2019 arose from a higher average loan and lease portfolio balance with a slight decline in the net interest margin from 3.57% to 3.55%.  The decrease in interest earning asset yields was outpaced by the reduction in the average cost of interest-bearing liabilities.

Noninterest Income

Noninterest income for the first quarter of 2020 decreased to $5.7 million compared to $13.3 million for the first quarter of 2019 and $20.1 million for the fourth quarter of 2019.  The primary driver of the decrease compared to both the first quarter of 2019 and fourth quarter of 2019 was significant valuation adjustments related to the Company’s loans carried at fair value which adjustments were largely a product of market conditions arising from the recent COVID-19 pandemic.  The Company recognized a negative valuation adjustment for loans carried at fair value of $10.6 million in the first quarter of 2020 compared to positive net adjustments of $2.1 million and $1.4 million for the quarters ended March 31, 2019 and December 31, 2019, respectively.  See “Reclassifications” below for more information regarding loans at fair value.

Partially offsetting negative fair value adjustments was higher revenue from the net gains on sales of loans in the first quarter of 2020. The Company’s net gains on sales of loans increased $6.9 million to $11.1 million in the first quarter of 2020 compared to $4.2 million in the first quarter of 2019 and decreased moderately by $252 thousand compared to the fourth quarter of 2019.  The volume of guaranteed loan sales in the first quarter of 2020 increased to $162.3 million compared to $62.9 million in the first quarter of 2019 and $105.0 million in the fourth quarter of 2019.  Higher loan sale volume in the first quarter of 2020 was the result of efforts to strengthen the Company’s capital and liquidity profile in light of the uncertain market conditions and the developing pandemic.

The average net gain on guaranteed loan sales increased to $63.7 thousand per million sold in the first quarter of 2020 versus $61.3 thousand in the first quarter of 2019 and decreased compared to $106.2 thousand in the fourth quarter of 2019.  The decrease in average loan sale pricing from the fourth quarter of 2019 was driven by the mix of loans sold by the Company, weakening of market conditions for the purchase of guaranteed loans and less favorable fair value adjustments for exchange-traded interest rate futures contracts. The Company recorded $3.2 million in fair value net losses in exchange-traded interest rate futures contracts during the first quarter of 2020 compared to $1.2 million in fair value net gains during the fourth quarter of 2019.  The weakening of secondary market conditions and decrease in value of exchange-traded interest rate futures contracts was influenced by COVID-19 effects.  Excluding fair value fluctuations in exchange-traded interest rate futures contracts, the average net gain on guaranteed loan sales was $83.5 thousand and $89.0 thousand per million sold in the first quarters of 2020 and 2019, respectively, and $94.9 thousand per million sold in the fourth quarter of 2019.

Partially offsetting the decrease in noninterest income compared to the first quarter of 2019 was an increase of $1.6 million in management fee income earned by Canapi, the Company’s investment advisor subsidiary, in relation to services performed for a series of new funds providing venture capital to new and emerging financial technology companies.

Noninterest Expense

Noninterest expense for the first quarter of 2020 increased to $49.5 million compared to $38.2 million for the first quarter of 2019 and $44.4 million for the fourth quarter of 2019.

Salaries and employee benefits for the first quarter of 2020 increased to $28.1 million compared to $21.9 million for the first quarter of 2019 and $24.1 million for the fourth quarter of 2019 as the Company invested in its workforce to support growth and a variety of initiatives.

Also largely contributing to the increase in noninterest expense was $1.3 million in increased levels of equipment expense compared to the first quarter of 2019 and heightened data processing expense of $1.3 million compared to the fourth quarter of 2019.  These higher levels of expense are the product of investments in technology initiatives combined with infrastructure investments to support growth initiatives.

Asset Quality

Net charge-offs for loans measured at historical cost increased to $2.8 million in the first quarter of 2020 compared to $536 thousand in the fourth quarter of 2019 and net recoveries of $87 thousand in the first quarter of 2019.  Net charge-offs (recoveries) as a percentage of average held for investment loans and leases measured at historical cost, annualized, for the quarters ended March 31, 2020 and 2019 and December 31, 2019, were 0.58%, (0.03)% and 0.13%, respectively.  The increase in net charge-offs was largely comprised of two loans in the Government Contractors vertical.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $8.2 million and $6.7 million accounted for under the fair value option at March 31, 2020 and December 31, 2019, respectively, increased to $9.6 million, or 0.48% of loans and leases held for investment which are measured at historical cost, at March 31, 2020, compared to $7.2 million, or 0.40%, at December 31, 2019.

The unguaranteed exposure of foreclosed assets increased $358 thousand to $1.5 million at March 31, 2020 compared to December 31, 2019.  Foreclosed assets increased $1.1 million to $6.7 million at March 31, 2020, from $5.6 million at December 31, 2019.

Provision for Loan and Lease Credit Losses

The provision for loan and lease credit losses for the first quarter of 2020 totaled $11.8 million compared to $4.8 million for the fourth quarter of 2019 and $3.0 million for the first quarter of 2019.  The Company adopted the new current expected credit losses (“CECL”) standard effective January 1, 2020, and accordingly determined to use forecasted levels of unemployment as a primary economic variable in forecasting future expected losses.  Based upon the severity of recent independent unemployment forecasts as a result of the COVID-19 pandemic, the Company’s allowance for credit losses on loans and leases increased significantly.

The allowance for credit losses on loans and leases totaled $35.9 million at March 31, 2020, compared to $28.2 million at December 31, 2019. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment at historical cost was 1.81% and 1.57% at March 31, 2020, and December 31, 2019, respectively.  Upon adoption of CECL, the Company recorded a $1.3 million decrease in the allowance for credit losses and a $499 thousand increase in reserve on unfunded commitments.

See “Reclassifications” below for more information regarding the provision for loan and lease credit losses and the allowance for credit losses on loans and leases relative to loans at fair value.

Income Tax

Income tax benefit was $7.8 million in the first quarter of 2020 compared to a net income tax expense of $317 thousand in the first quarter of 2019 and $2.1 million in the fourth quarter of 2019.  During the first quarter of 2020, the Company’s income tax benefit included a $3.7 million estimate related to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) on March 27, 2020 which allows the carryback of certain net operating losses to each of the five taxable years preceding the taxable year of such losses. The remaining income tax benefit in the first quarter of 2020 was predominantly driven by the Company’s overall net pretax loss.

Shareholders’ Equity

During the first quarter of 2020, 200,000 shares of Class B common stock (non-voting) were converted to Class A common stock (voting) in connection with private sales. The conversion decreased the value of Class B common stock (non-voting) and increased the value of Class A common stock (voting) by $2.1 million.

Reclassifications

Certain reclassifications have been made to the prior period’s consolidated financial statements to present them on a comparable basis with the current year. Net income and shareholder’s equity previously reported were not affected by these reclassifications.  Current period reclassifications were primarily related to fair value presentation requirements for loans in which the fair value option had previously been elected and included a reclassification of amounts representing the credit component of the fair value discount that was previously reported as a component of the allowance for credit losses on loans and leases to be netted directly against loans and leases held for investment on the Company’s consolidated balance sheet.  Amounts reclassified from the allowance for credit losses on loans and leases to net directly against total loans and leases held for investment were $20.0 million, $19.0 million, $17.2 million and $17.6 million, for the quarters ended December 31, September 30, June 30 and March 31, 2019, respectively. In addition, the change in the credit component of the fair value discount was previously reported in the provision for loan and lease credit losses while the change in the liquidity component of the fair value discount was previously reported in the loan servicing asset revaluation in the consolidated income statement, but both have now been reclassified to net (loss) gain  on loans accounted for under the fair value option.  Amounts reclassified from the provision for loan and lease credit losses to net (loss) gain on loans accounted for under the fair value option were $1.4 million, $3.2 million, $51 thousand and $(289) thousand, for the quarters ended December 31, September 30, June 30 and March 31, 2019, respectively, while amounts reclassified from the loan servicing asset revaluation to net (loss) gain on loans accounted for under the fair value option were $(2.8) million, $(4.3) million, $(2.8) million and $(1.8) million, for the quarters ended December 31, September 30, June 30 and March 31, 2019, respectively.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (April 23, 2020). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 5446764. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year.  A replay of the conference call will also be available until 5:00 p.m. ET April 30, 2020 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the coronavirus COVID-19 pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company.  Live Oak Bancshares and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | CMO | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Interest income
Loans and fees on loans	$58,961	$57,017	$55,939	$49,914	$44,966
Investment securities, taxable	3,762	3,911	4,001	4,116	3,317
Other interest earning assets	750	885	1,167	1,108	1,639
Total interest income	63,473	61,813	61,107	55,138	49,922
Interest expense
Deposits	23,255	23,801	23,576	21,203	19,317
Borrowings	57	1	—	—	—
Total interest expense	23,312	23,802	23,576	21,203	19,317
Net interest income	40,161	38,011	37,531	33,935	30,605
Provision for loan and lease credit losses	11,792	4,809	3,960	3,412	3,031
Net interest income after provision for loan and lease credit losses	28,369	33,202	33,571	30,523	27,574
Noninterest income
Loan servicing revenue	6,422	6,730	6,831	7,063	7,410
Loan servicing asset revaluation	(4,692)	(4,135)	(5,161)	(3,245)	(4,040)
Net gains on sales of loans	11,112	11,364	7,425	6,015	4,198
Net (loss) gain on loans accounted for under the fair value option	(10,638)	1,432	1,102	2,791	2,083
Equity method investments income (loss)	(2,478)	(1,769)	(2,370)	(1,736)	(2,014)
Equity security investments (losses) gains, net	(64)	54	3,343	32	103
(Loss) gain on sale of investment securities available-for-sale	(79)	528	87	—	5
Lease income	2,624	2,600	2,361	2,369	2,325
Management fee income	1,644	1,556	95	91	—
Construction supervision fee income	390	240	360	386	779
Other noninterest income	1,501	1,525	1,355	884	2,467
Total noninterest income	5,742	20,125	15,428	14,650	13,316
Noninterest expense
Salaries and employee benefits	28,063	24,072	22,717	21,990	21,855
Travel expense	1,781	2,246	1,934	1,541	1,200
Professional services expense	1,937	983	2,073	1,621	2,182
Advertising and marketing expense	1,361	1,630	1,277	1,665	1,364
Occupancy expense	2,421	2,528	2,131	1,848	1,609
Data processing expense	3,157	1,847	3,072	1,947	2,399
Equipment expense	4,635	4,402	4,361	4,239	3,325
Other loan origination and maintenance expense	2,456	2,390	3,535	1,708	1,639
Renewable energy tax credit investment impairment	—	—	—	602	—
FDIC insurance	1,510	2,012	101	699	635
Other expense	2,170	2,300	1,536	1,716	1,993
Total noninterest expense	49,491	44,410	42,737	39,576	38,201
(Loss) income before taxes	(15,380)	8,917	6,262	5,597	2,689
Income tax (benefit) expense	(7,778)	2,085	2,367	662	317
Net (loss) income	$(7,602)	$6,832	$3,895	$4,935	$2,372
(Loss) earnings per share
Basic	$(0.19)	$0.17	$0.10	$0.12	$0.06
Diluted	$(0.19)	$0.17	$0.09	$0.12	$0.06
Weighted average shares outstanding
Basic	40,334,179	40,291,867	40,240,740	40,196,662	40,160,118
Diluted	41,074,049	41,178,472	41,113,575	40,998,541	40,921,823

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Assets
Cash and due from banks	$256,824	$126,752	$159,527	$115,292	$221,159
Federal funds sold	158,226	96,787	88,919	68,153	64,708
Certificates of deposit with other banks	7,250	7,250	7,250	7,250	7,250
Investment securities available-for-sale	574,168	540,045	570,795	576,275	569,739
Loans held for sale (1)	996,050	966,447	903,095	857,837	772,481
Loans and leases held for investment (2)	2,817,491	2,627,286	2,422,970	2,208,266	1,984,563
Allowance for credit losses on loans and leases	(35,906)	(28,234)	(23,961)	(20,841)	(17,550)
Net loans and leases	2,781,585	2,599,052	2,399,009	2,187,425	1,967,013
Premises and equipment, net	274,177	279,099	280,942	281,126	271,810
Foreclosed assets	6,744	5,612	5,702	6,044	1,374
Servicing assets	33,532	35,365	37,583	41,687	44,324
Operating lease right-of-use assets	2,236	2,427	1,890	1,996	2,136
Other assets	185,524	156,134	148,985	131,216	136,053
Total assets	$5,276,316	$4,814,970	$4,603,697	$4,274,301	$4,058,047
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$54,022	$54,107	$56,373	$55,416	$53,843
Interest-bearing	4,588,126	4,175,015	3,962,894	3,666,181	3,474,562
Total deposits	4,642,148	4,229,122	4,019,267	3,721,597	3,528,405
Borrowings	50,012	14	1,310	1,361	1,410
Operating lease liabilities	2,416	2,619	2,041	2,162	2,314
Other liabilities	47,968	50,829	52,860	30,195	25,538
Total liabilities	4,742,544	4,282,584	4,075,478	3,755,315	3,557,667
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	314,994	309,526	296,925	284,987	281,994
Class B common stock (non-voting)	28,753	30,871	40,401	49,168	49,168
Retained earnings	172,276	180,265	174,641	171,954	168,225
Accumulated other comprehensive income	17,749	11,724	16,252	12,877	993
Total equity	533,772	532,386	528,219	518,986	500,380
Total liabilities and shareholders’ equity	$5,276,316	$4,814,970	$4,603,697	$4,274,301	$4,058,047

(1)

Includes $19.2 million, $16.2 million, $14.7 million, $26.6 million and $25.3 million measured at fair value for the quarters ended March 31,2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

(2)

Includes $831.4 million, $824.5 million, $831.3 million, $839.1 million and $868.7 million measured at fair value for the quarters ended March 31,2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Income Statement Data
Net (loss) income	$(7,602)	$6,832	$3,895	$4,935	$2,372
Per Common Share
Net (loss) income, basic	$(0.19)	$0.17	$0.10	$0.12	$0.06
Net (loss) income, diluted	(0.19)	0.17	0.09	0.12	0.06
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	13.22	13.20	13.12	12.90	12.45
Tangible book value (1)	13.22	13.20	13.12	12.90	12.45
Performance Ratios
Return on average assets (annualized)	(0.61)%	0.58%	0.35%	0.48%	0.25%
Return on average equity (annualized)	(5.64)	5.06	2.94	3.85	1.88
Net interest margin	3.55	3.57	3.75	3.71	3.65
Efficiency ratio (1)	107.63	77.09	80.83	81.46	86.99
Noninterest income to total revenue	12.66	34.02	29.02	30.15	30.31
Selected Loan Metrics
Loans and leases originated	$500,634	$523,688	$562,259	$525,088	$390,851
Guaranteed loans sold	162,297	105,002	100,498	71,934	62,940
Average net gain on sale of guaranteed loans	63.71	106.16	80.51	80.12	61.30
Adjusted average net gain on sale of guaranteed loans (2)	83.48	94.86	94.98	93.74	89.04
Outstanding balance of sold loans serviced:
Guaranteed	2,761,015	2,746,480	2,802,073	2,870,108	2,952,774
Unguaranteed	223,587	224,127	211,095	183,991	179,307
Total	2,984,602	2,970,607	3,013,168	3,054,099	3,132,081
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (4)	1.81%	1.57%	1.51%	1.52%	1.57%
Net charge-offs (4)	$2,799	$536	$840	$121	$(87)
Net charge-offs to average loans and leases held for investment (3) (4)	0.58%	0.13%	0.23%	0.04%	(0.03)%
Nonperforming loans and leases (4)	$34,088	$21,937	$22,300	$18,835	$21,701
Foreclosed assets	6,744	5,612	5,702	6,044	1,374
Nonperforming loans and leases (unguaranteed exposure) (4)	9,623	7,224	7,842	6,533	7,328
Foreclosed assets (unguaranteed exposure)	1,478	1,120	1,142	1,228	170
Nonperforming loans and leases not guaranteed by the SBA and foreclosures (4)	$11,101	$8,344	$8,984	$7,761	$7,498
Nonperforming loans, leases and foreclosures, not guaranteed by the SBA, to total assets (4)	0.25%	0.21%	0.24%	0.23%	0.24%
Nonperforming loans accounted for under the fair value option	$60,558	$49,739	$54,024	$42,011	$44,516
Nonperforming loans accounted for under the fair value option (unguaranteed exposure)	8,193	6,700	8,214	7,726	8,530
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	13.79%	14.90%	15.28%	16.08%	16.85%
Total capital (to risk-weighted assets)	14.79	15.74	16.03	16.78	17.47
Tier 1 risk based capital (to risk-weighted assets)	13.79	14.90	15.28	16.08	16.85
Tier 1 leverage capital (to average assets)	9.94	10.65	11.12	11.77	12.34

Notes to Quarterly Selected Financial Data

(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2) Excludes fair value gain/loss on exchange-traded interest rate lock commitments.

(3) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(4) Excludes loans measured at fair value.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended March 31, 2020			Three months ended December 31, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Federal funds sold and interest earning balances in other banks	$229,886	$750	1.31%	$196,717	$885	1.78%
Investment securities	536,206	3,762	2.81	549,879	3,911	2.82
Loans held for sale	1,016,572	15,865	6.26	954,396	15,539	6.46
Loans and leases held for investment (1)	2,750,351	43,096	6.28	2,528,740	41,478	6.51
Total interest earning assets	4,533,015	63,473	5.62	4,229,732	61,813	5.80
Less: allowance for credit losses on loans and leases	(27,003)			(26,098)
Non-interest earning assets	510,544			527,280
Total assets	$5,016,556			$4,730,914
Interest bearing liabilities:
Savings	$1,123,882	$4,844	1.73%	$1,096,640	$5,077	1.84%
Money market accounts	77,622	100	0.52	83,540	112	0.53
Certificates of deposit	3,162,660	18,311	2.32	2,897,225	18,612	2.55
Total interest bearing deposits	4,364,164	23,255	2.14	4,077,405	23,801	2.32
Other borrowings	7,156	57	3.19	557	1	0.71
Total interest bearing liabilities	4,371,320	23,312	2.14	4,077,962	23,802	2.32
Non-interest bearing deposits	52,141			56,444
Non-interest bearing liabilities	53,494			56,754
Shareholders' equity	539,601			539,754
Total liabilities and shareholders' equity	$5,016,556			$4,730,914
Net interest income and interest rate spread		$40,161	3.48%		$38,011	3.48%
Net interest margin			3.55			3.57
Ratio of average interest-earning assets to average interest-bearing liabilities			103.70%			103.72%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	1Q 2020	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Total shareholders’ equity	$533,772	$532,386	$528,219	$518,986	$500,380
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	—
Tangible shareholders’ equity (a)	$533,772	$532,386	$528,219	$518,986	$500,380
Shares outstanding (c)	40,380,201	40,316,974	40,272,908	40,220,916	40,175,079
Total assets	$5,276,316	$4,814,970	$4,603,697	$4,274,301	$4,058,047
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	—
Tangible assets (b)	$5,276,316	$4,814,970	$4,603,697	$4,274,301	$4,058,047
Tangible shareholders’ equity to tangible assets (a/b)	10.12%	11.06%	11.47%	12.14%	12.33%
Tangible book value per share (a/c)	$13.22	$13.21	$13.12	$12.90	$12.45
Efficiency ratio:
Noninterest expense (d)	$49,491	$44,410	$42,737	$39,576	$38,201
Net interest income	40,161	38,011	37,531	33,935	30,605
Noninterest income	5,742	20,125	15,428	14,650	13,316
Less: gain on sale of securities	(79)	528	87	—	5
Adjusted operating revenue (e)	$45,982	$57,608	$52,872	$48,585	$43,916
Efficiency ratio (d/e)	107.63%	77.09%	80.83%	81.46%	86.99%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands, except per share data)

	Three Months Ended
	1Q 2020	4Q 2019	1Q 2019
Reconciliation of net (loss) income to non-GAAP net (loss) income for non-routine income and expenses:
Net (loss) income	$(7,602)	$6,832	$2,372
Gain on sale of aircraft	—	—	(357)
Income tax effects and adjustments for non-GAAP items *	—	—	86
Non-GAAP net (loss) income	$(7,602)	$6,832	$2,101
* Estimated at 24.0%
Non-GAAP (loss) earnings per share:
Basic	$(0.19)	$0.17	$0.05
Diluted	$(0.19)	$0.17	$0.05
Weighted-average shares outstanding:
Basic	40,334,179	40,291,867	40,160,118
Diluted	41,074,049	41,178,472	40,921,823
Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$5,742	$20,125	$13,316
Gain on sale of aircraft	—	—	(357)
Noninterest income, as adjusted	$5,742	$20,125	$12,959
(Loss) income before taxes, as reported	$(15,380)	$8,917	$2,689
Gain on sale of aircraft	—	—	(357)
(Loss) income before taxes, as adjusted	$(15,380)	$8,917	$2,332
Income tax (benefit) expense, as reported	$(7,778)	$2,085	$317
Income tax effects and adjustments for non-recurring income and expenses	—	—	(86)
Income tax (benefit) expense, as adjusted	$(7,778)	$2,085	$231

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.